Plan Investment Fund, Inc.

EXHIBIT TO ITEM 77D

POLICY WITH RESPECT TO MONEY MARKET PORTFOLIO

    On June 13, 2014, the Board of Trustees of Plan Investment
Fund, Inc. (the "Fund") approved changes to the investment guidelines relating to the Fund's Money Market Portfolio (the
"Portfolio"), including the following:


Permitting investment by the Portfolio in obligations of
domestic and foreign branches of U.S. and foreign
commercial banks and bank holding companies, including
commercial paper, bankers acceptances, certificates of
deposit, notes, bonds and time deposits. Previously, the
Portfolio was not permitted to invest in obligations of
foreign branches of U.S. and foreign commercial banks and
bank holding companies, except for time deposits in foreign
commercial banks which were limited to Eurodollar and
Canadian time deposits.
..

Permitting investment by the Portfolio in obligations of domestic and foreign corporations, including commercial paper, variable amount master demand notes, notes and bonds. Previously, the Portfolio was not permitted to invest in obligations of foreign corporations.

     A more detailed discussion of the Money Market Portfolio's changes can be found in the Portfolio's Prospectus Supplement dated July 16, 2014 filed with the Securities and Exchange
Commission.

POLICY WITH RESPECT TO ULTRASHORT DURATION BOND PORTFOLIO

      On June 13, 2014, the Board of Trustees of Plan Investment
Fund, Inc. (the "Fund") approved changes to the investment guidelines relating to the Fund's Ultrashort Duration Bond
Portfolio (the "Portfolio"), including the following:


Permitting investment by the Portfolio in Rule 144A securities.


Providing that the average credit quality of the Portfolio shall not be lower than A. Previously, the average credit quality of the Portfolio was not permitted to be lower than AA.


Providing that a minimum of 10% of the Portfolio shall be invested in U.S. Treasury and Agency securities.
Previously, this minimum was 25%. If large withdrawals cause the Portfolio to temporarily go below the U.S.
Treasury and Agency minimum of 10%, the manager of the Portfolio will have 30 days to reposition the Portfolio back to the 10% minimum.

      A more detailed discussion of the Ultrashort Duration Bond
Portfolio's changes can be found in the Portfolio's Statement of Additional Information Supplement dated July 16, 2014 filed with the Securities and Exchange Commission.